EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Harvard Apparatus Regenerative Technology Reports Financial Results for the First Quarter 2015

-Conference Call to be Held at 11:00 a.m. ET Today-

Holliston, MA, May 7, 2015 - Harvard Apparatus Regenerative Technology, Inc. (Nasdaq: HART), or HART, a clinical-stage biotechnology company bringing regenerated organs to patients, today reported unaudited financial results for the three months ended March 31, 2015.

“We’ve seen great progress in our pre-clinical program already this year, and we are working to make our vision of life-changing, regenerated organs for patients a reality,” said Tom McNaughton, Chief Financial Officer and Interim Chief Executive Officer of HART. “We have continued to lay the groundwork for success with key management hires made in 2014 and the capital raised in February 2015.”

“There is a tremendous opportunity to improve the treatment paradigm for people who need a new organ, and I believe that the work we’re doing at HART has already played a key role,” said Saverio La Francesca, M.D., Chief Medical Officer at HART. “Our team, in cooperation with leading U.S. researchers and surgeons, consistently builds on our accomplishments to ensure that we’re developing the best regenerated organ solutions from the perspective of the surgeon, the hospital and most importantly, the patient. Ultimately, we want to develop regenerated organs that the body effectively recognizes as its own.”

Research and Development Collaborations

HART is working with key U.S. and European medical institutions on advancing experimental products to clinical applications for patients. In December 2014, HART signed a collaboration agreement with Mayo Clinic for the co-development of trachea and esophagus solutions. HART also is actively engaged with two additional hospitals in launching esophagus development projects, and it expects these projects to accelerate during 2015.

In the early development process, HART gained crucial proof-of-concept data from the compassionate use trachea implants done in partnership with Dr. Paolo Macchiarini, a pioneering thoracic surgeon. HART believes these data significantly accelerated the pre-clinical development program, and more importantly, these surgeries offered a significant extension of life and improved quality of life for patients in need of trachea repair or replacement.

As the Company examined its path to making regenerated organs available to all eligible patients, HART determined that it should focus its resources in the U.S. and European regions, where it expects to conduct future clinical trials. Based on this focus and the progress of the internal research and development teams in the fall of 2014, the decision was made to discontinue HART’s support of Dr. Macchiarini and the clinical site in Krasnodar, Russia.

Clinical Development Timeline Update

In January 2015, HART reported that its goal is to submit an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) and a Clinical Trial Application (CTA) to the European Medicines Agency (EMA) for HART-Trachea by June 30, 2016. The Company reported today that it remains on track to meet that timeline for completion of pre-clinical work and those regulatory filings in the U.S. and EU.

“Our entire management team is singularly committed to our operating plan to advance the HART-Trachea into the clinic,” said John Kennedy, Chairman of the Board at HART.

The Company’s HART-Trachea has been granted orphan status by the FDA in September 2014. Upon marketing authorization, orphan designation will provide a seven year marketing exclusivity in the U.S. for the HART-Trachea. The Company has applied for orphan status with the EMA and expects a decision on the orphan designation for Europe in 2015.

Management Update

In April 2015, HART appointed Tom McNaughton, the Company’s Chief Financial Officer, as interim Chief Executive Officer. Former Chairman and Chief Executive Officer, David Green remains a member of the Board of Directors. John Kennedy, a member of the Company’s Board of Directors since May 2012, was named Chairman of the Board of Directors.

The Company also has made several key management hires over the past year as it prepares to advance into clinical development. In addition to building out the management team, the Company has built out its expertise and capabilities across its research and development team.

In early 2014, Saverio La Francesca, M.D., joined HART as Chief Medical Officer. Dr. La Francesca, a cardiothoracic and vascular surgeon, joined the company from the DeBakey Heart and Vascular Center in Houston, one of the nation’s premier organ transplant centers. Saverio has extensive experience in organ transplantation. In addition, Dr. La Francesca is currently a member of one of the world’s leading research teams working on human lung regeneration.

Also in 2014, Thomas Bollenbach, Ph.D., joined the HART team as Vice President of Research and Development. Dr. Bollenbach joined the company from Organogenesis, where he spent seven years developing tissue engineered products and moving them to clinical trials.

Irina Kulinets, Ph.D., joined HART as Vice President of Quality and Regulatory Affairs. Dr. Kulinets brings HART vast experience in guiding both biologics and medical devices through U.S. and EU regulatory approvals.

Financial Update

First Quarter Capital Raise

In February 2015, the Company raised $8.6 million in net proceeds in an equity offering. Net proceeds will be used to fund preclinical and clinical development as well as general corporate purposes.

First Quarter Reported Results

Net loss was $2.6 million, or $0.30 per diluted share, for the three months ended March 31, 2015 compared to a net loss of $3.0 million, or $0.39 per diluted share, for the same period in 2014. The favorable year-to-year quarterly net loss comparison was primarily due to a decrease in non-cash stock-based compensation expense related to the initial stock option grants made to employees and directors at the time of the Company’s spin-off in 2013, partially offset by increased research and development spending on animal studies.

For the three months ended March 31, 2015, the Company used net cash of $1.7 million for operations, and realized the aforementioned $8.6 million of net cash proceeds from the February 2015 capital raise. At March 31, 2015, the Company had cash on hand of $12.2 million, and had no debt.

Conference Call Information:

The Company will host a conference call today at 11:00 a.m. ET to discuss its first quarter financial results and operations. On that call, management may respond to questions from the audience on any of a number of topics related to the business, including clinical and preclinical research, operations, plans and outlook. The live conference call is accessible by dialing toll-free 877-407-8293, or toll/international 201-689-8349, and referencing Harvard Apparatus Regenerative Technology, Inc. An audio webcast will also be available at http://public.viavid.com/index.php?id=114411

If you are unable to listen to the live conference call, a replay will be available within approximately 3 hours from the end of the call through 11:59 p.m. ET on May 14, 2015 and will be accessible by dialing toll-free 877-660-6853, or toll/international 201-612-7415, and referencing conference ID “13608552”. The replay will also be made available at the web link above and on the company’s web site, www.harvardapparatusregen.com.

About Harvard Apparatus Regenerative Technology
Harvard Apparatus Regenerative Technology (HART) is bringing regenerated organs to patients. Our first product, the HART-Trachea, is intended to replace or repair a trachea that has been severely damaged by either physical trauma or trachea cancer. Our HART-Trachea technology has been used in several human trachea transplants to date approved under compassionate use exemptions, but none of our products are yet approved by a government regulatory authority for marketing. The trademark “Harvard Apparatus” is used under a sublicense agreement with Harvard Bioscience, who has licensed the right to use such trademark from Harvard University.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the regulatory approval of the HART-Trachea or any other HART products, by the FDA, EMA, MHRA or otherwise, which such approvals may not be obtained on a timely basis or at all, success with respect to any collaborations, clinical trials and other regulatory approval efforts, development and commercialization efforts and marketing approvals of HART’s products as well as the success thereof, including our HART-Trachea, any continued benefits of our spin-off from Harvard Bioscience, anticipated future earnings or other financial measures, and the continued availability of a market for the HART securities. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for the bioreactors, scaffolds and other devices and product candidates we pursue; the success of our clinical trials and device; our inability to operate effectively as a stand-alone, publicly traded company; plus other factors described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Harvard Apparatus Regenerative Technology expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contacts:

Corporate:

Tom McNaughton

CFO & Interim CEO

mailto:tmcnaughton@hartregen.com

Saverio LaFrancesca

CMO

slafrancesca@hartregen.com

Tel: 774-233-7321

Fax: 774-233-7302

Investors and Media:

Kristina Coppola

LaVoieHealthScience

617-374-8800, ext. 105

kcoppola@lavoiehealthscience.com

Exhibit 1

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months ended March 31,
	2015	2014

Revenues	$-	$23
Cost of revenues	-	12
Gross profit	-	11

Operating expenses:
Research and development	1,182	1,217
Sales and marketing	107	76
General and administrative	1,331	1,724
Total operating expenses	2,620	3,017

Operating loss	(2,620)	(3,006)

Other income (expense), net	(3)	-

Loss before income taxes	(2,623)	(3,006)
Income taxes	-	-

Net loss	$(2,623)	$(3,006)

Basic and diluted net loss per share	$(0.30)	$(0.39)
Weighted average common shares, basic and diluted	8,873	7,760

Exhibit 2

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION

(unaudited, in thousands)

	March 31,	December 31,
	2015	2014

ASSETS
Cash	$12,164	$5,272
Other current assets	485	556
Property, plant and equipment, net	1,269	1,376

Total assets	$13,918	$7,204

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$674	$710
Total stockholders' equity	13,244	6,494

Total liabilities and stockholders' equity	$13,918	$7,204

Exhibit 3

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

CONSOLIDATED CONDENSED CASH FLOW INFORMATION

(unaudited, in thousands)

	Three Months ended March 31,
	2015	2014

Cash flows used in operating activities:
Net loss:	$(2,623)	$(3,006)
Non-cash items included in net loss	850	1,232
Changes in assets and liabilities	86	365
Net cash used in operating activities	(1,687)	(1,409)

Cash flows used in investing activities:
Net cash used in investing activities	(6)	(242)

Cash flows from financing activities:
Proceeds from issuance of common and convertible preferred stock, net	8,594	247
Net cash provided by financing activities	8,594	247

Effect of exchange rate changes on cash	(9)	3
Net increase (decrease) in cash	6,892	(1,401)
Cash at the beginning of the period	5,272	14,008
Cash at the end of the period	$12,164	$12,607